Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Seabrook to Retire from Ball After 25-Year Career; Heske and
Feldser Promoted to Lead Global Packaging Businesses

Highlights
●	Ray Seabrook EVP and COO, Global Packaging, is retiring from Ball at the end of 2012
●	Gerrit Heske will become SVP, COO, global metal beverage packaging
●	Michael Feldser will become SVP, COO, global metal food and household products packaging
●	Colin Gillis will succeed Heske as president, Ball Packaging Europe
●	Tony Barnett will succeed Gillis as president, Latapack-Ball Embalagens, Ltda., in Brazil

BROOMFIELD, Colo., Nov. 5, 2012—Ball Corporation (NYSE:BLL) today announced that Raymond J. Seabrook, 61, executive vice president and chief operating officer, global packaging operations, will retire at the end of 2012 after a 25-year career with the company. Two Ball and packaging industry veterans, Gerrit Heske and Michael Feldser, have been named to succeed Seabrook and lead the company’s global metal packaging businesses.
Heske, formerly president of Ball Packaging Europe, will become senior vice president of Ball Corporation and chief operating officer, global metal beverage packaging. Feldser, who has led Ball’s food and household products packaging division, Americas, since 2007, will become senior vice president of Ball Corporation and chief operating officer, global metal food and household products packaging.
“Throughout Ray’s long and successful career, he has made numerous contributions to Ball and has been a key driver of our company’s ability to consistently create value for our shareholders,” said John A. Hayes, president and chief executive officer. “Our company is stronger today due in no small part to Ray’s leadership and dedication, and we thank Ray for his many years of service, and wish him the best in retirement.
“With Ray’s desire to retire, and the continuing growth in our metal beverage and our food and household packaging businesses, it is the right time to execute the next step in our succession plan and

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

transition the leadership of those global businesses to Gerrit Heske and Mike Feldser, both experienced company executives who have already been successful in leadership roles within Ball,” Hayes said. “Gerrit and Mike will step into these new roles quickly and ensure a smooth transition as we grow our company, create value for our shareholders and pursue our Drive for 10 vision.”
Heske, 47, will be responsible for leading Ball’s metal beverage packaging businesses in the Americas, Europe and Asia as the company continues to broaden its geographic reach by investing in emerging markets, expand into new products and capabilities by growing Ball’s specialty packaging portfolio and align with the right customers and markets on a global and a regional basis. Heske joined the company in 1993 in the Braunschweig, Germany, technical center and held numerous manufacturing leadership roles over the next 15 years before becoming executive vice president and chief operating officer of Ball’s European packaging operations in 2008. He became president of Ball Packaging Europe in 2009.
Feldser, 61, will lead Ball’s metal food and household packaging products businesses globally, including the company’s Ball Aerocan extruded aluminum packaging businesses around the world and Ball’s food, aerosol and specialty packaging operations in North America. He joined Ball in 2006 as president of the company’s aerosol and specialty packaging business. Feldser has worked in the packaging industry for more than 30 years, including senior leadership roles in metal food, beverage and aerosol packaging companies.
Colin Gillis, 58, will succeed Heske as president Ball Packaging Europe. Gillis led Ball’s beverage packaging businesses in South America and Asia to significant growth as president of Latapack-Ball Embalagens, Ltda., Ball’s beverage packaging joint venture in Brazil, and prior to that, president of Ball Asia Pacific, Ltd. During his 39-year career with the company, Gillis has also managed Ball beverage and food packaging manufacturing plants in the United States and Canada.
Tony Barnett, 47, will succeed Gillis as president of Ball’s metal beverage packaging joint venture in Brazil, Latapack-Ball Embalagens, Ltda. Barnett most recently held the position of managing director, business development, where he led Ball’s efforts to develop new can markets around the world including the company’s successful entry into the Serbian market. Barnett has more than 20 years of packaging industry experience and has been plant manager at Ball’s plants in Runcorn, U.K., and Belgrade, Serbia. He joined Ball in 1999.
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

reported 2011 sales of more than $8.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

Ball Corporation
# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3